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                                                                    EXHIBIT 8.1

                    [WEIL, GOTSHAL & MANGES LLP LETTERHEAD]

                                October 28, 1997



The Morningstar Group Inc.
5956 Sherry Lane
Suite 1500
Dallas, Texas  75225
Attention:  C. Dean Metropoulos


Ladies & Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of SF Acquisition Corporation ("Sub"), a Delaware corporation and the wholly owned subsidiary of Suiza Foods Corporation ("Parent"), a Delaware corporation, with and into The Morningstar Group Inc. (the "Company"), a Delaware corporation.

         In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger among Parent, Sub and the Company dated as of September 28, 1997 (the "Merger Agreement"), and the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") included in the Registration Statement on Form S-4 (Registration No. 333-37869) filed by Parent with the Securities and Exchange Commission on October 28, 1997. In addition, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of Parent and the Company.

         Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Joint Proxy Statement/Prospectus, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Joint Proxy Statement/Prospectus and (3) the accuracy of (i) the representations made by Parent, which

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The Morningstar Group, Inc.
October 28, 1997
Page 2

are set forth in the Officers' Certificate delivered to us by Parent, dated the date hereof, and (ii) the representations made by the Company, which are set forth in the Officers' Certificate delivered to us by the Company, dated the date hereof.

         Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:

         1.   The Merger will constitute a reorganization within the meaning of
         Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

         2. No gain or loss will be recognized by the shareholders of the Company upon their exchange of common stock of the Company ("Company Common") for common stock of Parent ("Parent Common"), except for cash received in lieu of a fractional share interest in Parent Common.

We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

         Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "SUMMARY--The Merger and the Merger Agreement--Certain Tax Consequences," "CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER," and "LEGAL MATTERS" in the Joint Proxy Statement.


                                  Very truly yours,

                                  /s/ Weil, Gotshal & Manges LLP